EXHIBIT 10.26


                              EMPLOYMENT AGREEMENT


      This Agreement is made effective as of June 1, 1998, between Cenex Harvest States Cooperatives, a Minnesota cooperative corporation (together with all affiliates and predecessor companies, the "Company") and Noel Estenson ("Employee").

                                    RECITALS

      The Company desires to employ Employee and Employee desires to accept employment by the Company.

      NOW, THEREFORE, it is agreed as follows:

      1. Employment. The Company hereby employs Employee and Employee hereby accepts employment with the Company, subject to the terms and conditions hereinafter provided.

      2. Term. The employment of Employee hereunder will be for the period commencing on the effective date of this Agreement and ending on December 31, 2000 (the "Employment Period"); provided, however, that either party may terminate the employment relationship and the Employment Period prior to the expiration of such Employment Period as hereinafter provided.

      3. Position, Duties, Responsibilities. Employee shall be employed as the Chief Executive Officer of the Company. Employee shall exercise such authority and perform such duties and services, consistent with such position, as may be assigned to him from time to time by the Board of Directors of the Company (the "Board").

      4. Devotion of Time and Best Efforts. Except for vacations and absences due to temporary illness, Employee shall devote his full time, best efforts and undivided attention and energies during the Employment Period to the performance of his duties and to advance the Company's interests, as determined by the Board. During the Employment Period, Employee shall not, without the prior approval of the Company (with the approval of a majority of the Board) be engaged in any other business activity which, in the reasonable judgment of the Company, conflicts with the duties of Employee hereunder, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing Employee from investing his assets in such form or manner as will not require the performance of services of Employee in the operations of the affairs of the enterprises or companies in which such investments are made and will not create a conflict of interest for Employee.


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      5. Compensation.

            a. Base Salary. During the Employment Period, the Company shall pay to Employee an initial "Base Salary" at the rate of Five Hundred Thousand Dollars ($500,000) per year, commencing on the effective date of this Agreement, payable in accordance with the Company's regular payroll practices and policies which are in effect from time to time. The Board shall annually review the amount of Base Salary and shall increase the amount of Base Salary for each year at a rate of not less than four percent (4%) per annum. Any such upward adjustment shall not require a written amendment to this Agreement and shall not affect any other provisions of this Agreement, which shall remain in effect unless changed by a written amendment to this Agreement or terminated by either party as provided herein.

            b. Incentive Compensation. During the Employment Period, Employee shall be entitled to receive incentive compensation, payable within the current customary time frame, which is at least equal to amounts payable pursuant to the terms of the Executive Compensation Plan currently in effect for the Company. In calculating the amount of incentive compensation under the Executive Compensation Plan, it shall be assumed that the Company has met the projected earnings in the Cenex Long Range Business Plan in effect on January 1, 1998. The "cap" currently in effect for Employee shall remain at the current 50th percentile of the appropriate industry comparables but following the effective date of any merger or consolidation with Harvest States Cooperatives, the standard for measurement shall be changed from the current model to that comparable to the 50th percentile of an entity consistent with the size of the combined new company.

      6. Benefit Plans.

            a. General. During the Employment Period, Employee shall be eligible to participate in all executive compensation and employee benefit plans or programs generally applicable to senior management employees of the Company pursuant to the terms and conditions of such plans and programs. Nothing contained in this Agreement shall preclude the Company from terminating or amending any such plan or program.

            b. Qualified Plans. Employee shall be entitled to Company contributions and benefits with respect to Base Salary under the Company's thrift and pension plans determined in the same manner as for other participants in those plans, subject to any contribution or benefit limitations. However, if such plans as in effect on the date of execution of this Agreement are modified in a manner which will reduce future contributions or benefits under those plans for the Employee, then, as a means to make up for those reductions, the Company shall establish a new nonqualified plan or amend an existing nonqualified plan which shall provide for any lost contributions with earnings at the actual rate of earnings under the Employee's accounts in the Company's thrift plan and shall provide for any lost benefits under the Company's pension plan.


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            c. Nonqualified Plans.

                  (1) CENEX, Inc. Executive Compensation Plan-Deferred Provision. Payments will be continued under this plan's terms with respect to the five year period ending on September 30,1995. Payments will also be made under plan terms with respect to the five year period ending on September 30, 2,000 (the same assumptions shall be made for this purpose as are made under Paragraph 5(b) of this Agreement); however, if this plan should be amended or terminated prior to the end of that five year period or completion of payments, the terms of the plan will be maintained with respect to the Employee, unless the Employee agrees to accept the modified provisions of a revised plan or a new plan intended to replace the Deferred Provision.

                  (2) CENEX, Inc. Supplemental Executive Retirement Plan. Benefits will be payable under this plan to the Employee in accordance with the restatement of the plan effective January 1, 1997; however, if this plan should be amended or terminated prior to the completion of payments under it to the Employee, the terms of the plan will be maintained with respect to the Employee, unless the Employee agrees to accept the modified provisions of a revised plan or a new plan intended to replace that restatement.

                  (3) CENEX, Inc. Supplemental Thrift Plan. Amounts will be deferred by the Employee and benefits will be payable under this plan to the Employee in accordance with the restatement of the plan effective January 1, 1996; however, if this plan should be amended or terminated prior to the completion of payments under it to the Employee, the terms of the plan will be maintained with respect to the Employee, unless the Employee agrees to accept the modified provisions of a revised plan or a new plan intended to replace that restatement.

            d. Flex Time. The amount payable to the Employee upon termination of employment with CENEX, Inc. under its flex time policy or any greater amount then payable to the Employee under a revised or new flex time or related policy shall be payable to the Employee upon such termination of employment.

      7. Early Termination.

            a. Death. The Employment Period and Employee's employment shall terminate upon Employee's death.

            b. Termination by the Company.

                  (1) Without Cause. The Company, by action of the Board, may terminate the Employment Period and Employee's employment, at any time and for any reason whatsoever, without cause, effective upon delivery of written notice of termination to Employee.


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                  (2) For Cause. The Company, by action of the Board, may
      terminate the Employment Period and Employee's employment at any time for Cause, effective upon delivery of written notice of termination to employee. If such termination by the Company is asserted to be for Cause, such termination notice shall state the grounds that the Board claims constitute Cause.

                  As used herein, "Cause" shall mean (a) willful misconduct by Employee which is damaging or detrimental to the business and affairs of the Company, monetarily or otherwise, as determined by the Board in the exercise of its good faith business judgment; (b) a material breach of this Agreement by Employee, (c) chronic alcoholism or any other form of substance addiction on the part of Employee, (d) the commission by Employee of any act involving fraud or dishonesty or moral turpitude, (e) the indictment for, being bound over for trial following a preliminary hearing, or the conviction of Employee of any criminal act in either a state or federal court proceeding, or (f) willful refusal to implement policies promulgated by the Board.

                  (3) Disability. The Company, by action of the Board, may terminate the Employment Period and Employee's employment if Employee sustains a disability which is serious enough that Employee is not able to perform the essential functions of Employee's job, with or without reasonable accommodations, as defined and if required by applicable state and federal disability laws. Employee shall be presumed to have such a disability for purpose of this Agreement if Employee qualifies, because of illness or incapacity, to begin receiving disability income insurance payments under the long term disability income insurance policy that Company maintains for the benefit of Employee. If there is no such policy in effect at the date of Employee's potential disability, or if Employee does not qualify for such payments, Employee shall nevertheless be presumed to have such a disability if Employee is substantially incapable of performing Employee's duties for a period of more than twelve (12) weeks.

            c. Termination by Employee.

                  (1) Voluntary Resignation. Employee may terminate the Employment Period and Employee's employment at any time and for any reason whatsoever, effective upon delivery of written notice of termination to the Company.

                  (2) Good Reason Resignation. Employee may terminate the Employment Period and Employee's employment at any time for Good Reason, effective upon delivery of written notice of termination to the Company. If such termination by Employee is asserted to be for "Good Reason", such termination notice shall state the grounds that the Employee claims constitute Good Reason. As used herein, "Good Reason" shall mean a material breach of this Agreement by the Company.


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            d. Post-Termination Payments by the Company.

                  (1) Terminations Without Cause or for Good Reason. If Employee's employment and the Employment Period are terminated by the Company without Cause or by Employee for Good Reason, if Employee signs (and does not rescind, as allowed by law) a Release of Claims in a form satisfactory to the Company which assures, among other things, that Employee will not commence any type of litigation or other claims as a result of the termination, and if Employee honors all of Employee's other obligations as required by this Agreement, the Company will keep Employee on its payroll as an inactive employee (i.e., in some other capacity to assure that Employee remains eligible for employee benefits) until December 31, 2000, and will continue to pay Employee all of the compensation and benefits provided for in Paragraphs 5 and 6 of this Agreement. On December 31, 2000, the Company will terminate the inactive employment status, and Employee will be entitled to apply for COBRA continuation coverage with respect to health insurance. If Employee elects COBRA continuation coverage, then, for a period of 12 months, the Company will pay the same portion of the cost of medical coverage that the Company would have paid on behalf of the Employee if not for the termination of employment. In other words, during calendar year 2001, Employee will be required to pay the same amount that Employee would have had to pay had Employee not terminated employment effective December 31, 2000. Effective January 1, 2002, Employee will be responsible for the payment of the entire COBRA premium. This medical coverage provision is specifically subject to: (a) changes in the cost of coverage and/or the portion of such coverage paid by the Company for similarly situated active employees with respect to whom a termination of employment did not occur; and (b) Employee being covered under the group medical plan pursuant to COBRA. Further, it is understood that this provision is not intended to extend or otherwise impact the availability or duration of COBRA continuation coverage, but only to address who is responsible for the cost of COBRA continuation coverage.

                  (2) Terminations For Cause, Death, Disability, or Voluntary Resignation. If Employee's employment and the Employment Period are terminated due to Employee's death or disability, by the Employee as a Voluntary Resignation, or by the Company for Cause, Employee (or in the event of his death, his estate) shall be entitled only to his rights (a) to receive the unpaid portion of his Base Salary, prorated to the date of termination, (b) to receive reimbursement for any ordinary and reasonable business expenses for which he shall not theretofore have been reimbursed,
      (c) to receive payment for accrued and unused vacation days, (d) to receive his incentive compensation for each full or partial (on a pro rata basis) year during which he was employed, to the extent earned and accrued, pursuant to the terms and conditions of the applicable incentive compensation plan(s), (e) to receive payments under the Company's pension, profit sharing, deferred compensation or other benefit plans in which the Employee has participated, all to the extent and in accordance with the terms of such plans, and (f) to continue certain health insurance at his expense pursuant to COBRA.


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      8. Other Employee Obligations. Employee agrees that the following provisions will apply throughout Employee's period of active or inactive employment, and will continue to apply even if Employee's employment and the Employment Period of are terminated under Paragraph 7, regardless of the reason for termination:

            a. Nondisclosure of Confidential Information. Except to the extent required in furtherance of the Company's business in connection with matters as to which Employee is involved as an employee, Employee will not, during the term of his employment and for an unlimited period thereafter, directly or indirectly: (1) disclose or furnish to, or discuss with, any other person or entity any confidential information concerning the Company or its business or employees, acquired during the period of his employment by the Company; (2) individually or in conjunction with any other person or entity, employ or cause to be employed, any such confidential information in any way whatsoever or (3) without the written consent of the Company, publish or deliver any copies, abstracts or summaries of any papers, documents, lists, plans, specifications or drawings containing any such confidential information.

            b. Non-Interference. Employee will not, during the term of his employment and for an unlimited period thereafter, directly or indirectly attempt to encourage, induce or otherwise solicit any employee or other person or entity to breach his, her or its agreement with the Company or otherwise interfere with the advantageous business relationship of the Company with any person or entity. Employee specifically agrees not to solicit, on Employee's own behalf or on behalf of another, any of the Company's employees to resign from their employment with the Company in order to go to work elsewhere. Employee further specifically agrees not to make any disparaging remarks of any sort or otherwise communicate any disparaging remarks about the Company or any of its members, equity holders, directors, officers or employees, directly or indirectly, to any of the Company's employees, members, equity holders, directors, customers, vendors, competitors, or other people or entities with whom the Company has a business or employment relationship.

            c. Non-Competition. Employee agrees that during the term of his active or inactive employment and thereafter for a period of two (2) years, Employee will not directly or indirectly engage in or carry on a business that is in competition with any business of the Company. Further, Employee agrees that during this same period of time he will not act as an agent, representative, consultant, officer, director, independent contractor or employee of any entity or enterprise that is in competition with any business of the Company.

            d. Cooperation in Claims. During the term of his employment and for an unlimited period thereafter, at the request of the Company, Employee will cooperate with the Company with respect to any claims or lawsuits by or against the Company where Employee has knowledge of the facts involved in such claims or lawsuits. Further, Employee will decline to voluntarily aid, assist or cooperate with any party who has claims or lawsuits against the Company, or with their attorneys


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or agents. The Company and Employee both acknowledge, however, that nothing in this paragraph shall prevent Employee from honestly testifying at an administrative hearing, arbitration, deposition or in court, in response to a lawful and properly served subpoena in a proceeding involving the Company.

            e. Remedies. The parties recognize and agree that, because any breach by Employee of the provisions of this Paragraph 8 would result in damages difficult to ascertain, the Company shall be entitled to injunctive and other equitable relief to prevent a breach or threatened breach of the provisions of this Paragraph 8. Accordingly, the parties specifically agree that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Paragraph 8, that such relief may be granted without the necessity of proving actual damages, and that such relief shall be in addition to, and not in lieu of, any right to recover money damages for any such breach.

            f. Enforceability. Employee agrees that considering Employee's relationship with the Company, and given the terms of this Agreement, the restrictions and remedies set forth in Paragraph 8 are reasonable. Notwithstanding the foregoing, if any of the covenants set forth above shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts have not been included therein. In the event the provisions relating to time periods and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time periods or areas of restriction permitted by law, then such time periods and areas of restriction shall be amended to become and shall thereafter be the maximum periods and/or areas of restriction which said court deems reasonable and enforceable. Employee also agrees that the Company's action in not enforcing a particular breach of any part of Paragraph 8 will not prevent the Company from enforcing any other breaches that the Company discovers, and shall not operate as a waiver by the Company against any future enforcement of a breach.

      9. Notices. Notices hereunder shall be in writing and shall be delivered personally or sent return receipt requested and postage prepaid, addressed as follows:

      If to Employee:

      Noel Estenson
      c/o Cenex Harvest States Cooperatives
      5500 CENEX Drive
      Inver Grove Heights, MN 55077


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      If to the Company:

      Chairman of the Board
      Cenex Harvest States Cooperatives
      5500 CENEX Drive
      Inver Grove Heights, MN 55077

      10. Assignment. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon each successor in a change of control of the Company, whether by merger, consolidation, transfer of all or substantially all assets, sale or otherwise (and such successor shall thereafter be deemed the "Company" for purposes of this Agreement).

      11. Binding Agreement. The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

      12. Dispute Resolution. Disputes arising out of or concerning the performance of this Agreement or Employee's employment with the Company shall be resolved in accordance with the procedures set forth in Exhibit A attached hereto and incorporated herein by this reference.

      13. Minnesota Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, unless otherwise pre-empted by federal law.

      14. Captions and Section Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

      15. Invalid Provisions. If any provision of this Agreement shall be unlawful, void, or for any reason unenforceable, it shall be deemed severable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Agreement.

      16. Waiver of Breach. The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

      17. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings of the parties with respect thereto. No modification or amendment of any of the provisions of this Agreement shall be effective unless in writing specifically


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referring hereto and signed by Employee and a member of the Board upon authorization of the Board to do so.

      IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.



 /s/ Noel Estenson                           CENEX HARVEST STATES
-------------------------------              COOPERATIVES
 Noel Estenson


                                             By  /s/ Elroy Webster
                                                -------------------------------
                                                 Elroy Webster
                                                 Office of the Chair


                                             By  /s/ Gerald Kuster
                                                -------------------------------
                                                 Gerald Kuster
                                                 Office of the Chair